Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

ANNOUNCES ONE-FOR-ONE STOCK SPLIT

FORT LAUDERDALE, FL, February 5, 2021 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced its Board of Directors declared a one-for-one stock split in the form of a stock dividend. This dividend will be distributed on February 19, 2021 to shareholders of record on February 16, 2021. Trading will begin on a split-adjusted basis on February 22, 2021.

“This stock dividend reaffirms National Beverage Corp.’s commitment to its shareholders,” stated a company spokesperson. “Over the past 20 years, a FIZZ holder who reinvested all dividends would have multiplied their initial investment by more than 80 times. After the $6.00 per share cash dividend paid January 29, we have returned $20.56 per share, or nearly $1 billion, to FIZZ holders.”

“The key to understanding our successful corporate model is to understand how National Beverage is different from most other public companies. Our company’s innovative talent goes well beyond the ingredients we use to create the finest taste and artistic use of color in our iconic package designs that differentiate our brands from all others. Today, LaCroix is the leading name in the pure sparkling water category. Tomorrow, we see a larger field of opportunity. Our immediate objective is to build on LaCroix’s present foundation to create a global, iconic brand offering a greater range of healthy, refreshing and innovative beverages.”

“With the recent increased market participation by smaller and/or individual investors, we believe this Board action today will enhance market liquidity and provide opportunistic long-term value growth for a wider range of investors,” concluded the spokesperson.

National Beverage plans to announce financial results for its third quarter ended January 30, 2021 on or before March 11, 2021

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.